STATEMENT OF LORETTA LYNCH
                                    10/17/00



         On October 4, Southern California Edison Company and Pacific Gas and Electric Company each filed and served an Emergency Petition for Expedited Modification of D.99-10-057 and D.00-03-058 regarding cost recovery after the end of the statutory electric rate freeze, in light of current conditions and price levels in the wholesale markets. Edison and PG&E seek a suspension and modification, respectively, of the Commission's current interpretation of Public Utilities Code Sections 367(a) and 368(a). The Commission responded immediately by issuing a ruling requesting additional financial information from the companies. The information will allow the Commission to evaluate claims to investors and the media that recent power purchase liabilities have undermined the financial integrity of California's utilities. The magnitude of these claims imposes a responsibility on regulators to evaluate the utilities' financial circumstances on behalf of utility customers and the state.

         The utilities responded promptly. Now the Commission will review the books, records and financial circumstances of the utilities to determine what additional action is required to protect California's consumers and to mitigate the effects of power purchase costs on California's utilities under today's changed circumstances. However, while the financial information provided by the utilities is an important start, it does not constitute a complete record. The Commission cannot decide the issues raised by the utility claims until an evidentiary record is developed that lets us analyze both the utilities' financial considerations and the consequences for ratepayers. Today's energy realities make clear that it is crucial to explore equitable solutions to this problem, including how the Commission should revise the accounting procedures and cost recovery mechanisms related to the Transition Cost Balancing Account and the Transition Revenue Account. These approaches might include, for example, whether the generating revenues that have been earned should be used to net out operating losses. Commissioner Duque's Assigned Commissioner Ruling begins that process today, which will be pursued diligently to a speedy conclusion.

         In addition to the substantial reopening actions taken today, in my view the basic assumptions underlying AB 1890 are ripe for reconsideration. This legislation, enacted by the previous administration, was based on assumptions about how the California energy markets would work in a restructured environment. Those assumptions have not proven accurate. We should evaluate the reality of California's energy markets and act to coordinate energy policy based on today's facts, not theories, to serve the over-all public interest of California's businesses, families and the California economy.